Exhibit 99.2

ATSG Reports Strong Third Quarter Revenue, Earnings Growth

All Three Principal Business Segments Deliver Solid Results

WILMINGTON, Ohio – November 14, 2008 – Air Transport Services Group, Inc. (NASDAQ: ATSG), today reported a 41 percent increase in revenues to $403.1 million, and a 107 percent increase in net earnings to $5.0 million, or $0.08 per share, for the third quarter of 2008, compared with the third quarter of 2007.

ATSG’s three largest business segments – DHL, ACMI Services and CAM (leasing) – achieved higher revenues and earnings for the third quarter, compared with a year earlier.

Results from DHL, ATSG’s principal customer, were sharply improved. Third-quarter revenues grew 6 percent to $276.8 million and pretax earnings increased 16 percent to $3.7 million compared to the prior-year period. DHL revenues benefited principally from reimbursements for fuel and related costs, as package volumes were significantly lower than a year ago. Excluding fuel reimbursements, DHL segment revenues were down 12 percent from the third quarter of 2007. Pretax earnings benefited from higher incremental markup awards during the quarter.

ACMI Services, which includes results from businesses of the former Cargo Holdings International, Inc. (CHI) that ATSG acquired at the end of 2007 and from the charter operations of ABX Air, continued to generate the majority of ATSG’s revenues and earnings growth, compared with the third quarter a year ago. Revenues for that segment increased more than $100 million to $116.9 million, compared with a year earlier. Nearly all of that gain is attributable to the acquired CHI businesses. Pretax earnings increased to $890,000 from $191,000 a year earlier.

“I am pleased to report that our third quarter 2008 results show continued strong growth and improved profitability compared with the third quarter last year, thanks to the continued dedication and focus of our employees,” ATSG President and CEO Joe Hete said. “Our ACMI and CAM leasing businesses are solid platforms for the next stage of development of our air cargo businesses, which we will accelerate next year. We are currently negotiating the redeployment of a significant number of our Boeing 767 aircraft on a more profitable basis, with both new and existing customers under dry lease or ACMI arrangements.”

For the first nine months of 2008, ATSG’s revenues were $1.18 billion, and net earnings were $8.2 million, or $0.13 per share. For the first nine months of 2007, revenues were $855.3 million, and net earnings were $11.2 million, or $0.19 per share.

Third-quarter and nine-month results for 2008 include an allocation of corporate and other overhead expenses not reimbursed by DHL, consistent with an arbitration ruling in July establishing that ABX Air and

ATSG are now responsible for a portion of those costs in relation to ATSG’s business with customers other than DHL. ATSG and DHL have agreed to a fixed allocation of eligible overhead expenses at $800,000 per quarter through the first quarter of 2009. For the first nine months of 2008, allocated overhead expense was $2.4 million.

ATSG Third Quarter 2008 Results	Page 2

Also, the third-quarter 2008 provision for income taxes includes a $1.3 million benefit related to the closure of prior-year returns. That reduced the provision for the third quarter to $1.0 million, compared with $2.3 million in tax expense in the third quarter a year ago. Income tax expense for ATSG is a deferred, non-cash item.

Interest expense, net of interest income and DHL-reimbursed interest expense, was $2.4 million in the third quarter this year, compared with net interest income of $205,000 in the third quarter of 2007. Interest expense increased primarily because of debt assumed in connection with the CHI acquisition.

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) increased 86 percent to $38.6 million in the third quarter, compared with $20.8 million in the year-earlier period (see Reconciliation of EBITDA to GAAP Net Earnings at the end of this release). EBITDA is a non-GAAP measure of financial performance that management believes better reflects the cash-generating performance of asset-intensive, financially leveraged businesses such as ATSG.

ATSG’s three certificated airlines and its leasing business added two Boeing 767 freighter aircraft into service during the third quarter this year. At September 30, 2008, ATSG’s subsidiaries operated 112 aircraft, consisting of 40 Boeing 767, 1 Boeing 757, 14 Boeing 727, 41 McDonnell Douglas DC-9 and 16 McDonnell Douglas DC-8 aircraft.

Results Associated with the DHL Agreements

ABX Air’s revenues from its two commercial agreements with DHL increased 6 percent to $276.8 million in the third quarter versus a year ago, due primarily to a large increase in reimbursed fuel expenses. Revenues from DHL expenses subject to markup declined, stemming from the transfer of certain sort and logistics facilities to DHL, aircraft fleet reductions, and lower DHL package volumes in the United States. Package volumes handled by ABX Air in the third quarter were 23 percent lower than in the third quarter last year, while block-hours flown by ABX Air in support of DHL’s network declined 10 percent.

Pre-tax earnings from those agreements were $3.7 million during the third quarter of 2008, up from $3.2 million in the third quarter of 2007, attributable principally to larger incremental markup awards.

Incremental mark-up revenues are awarded for achieving certain cost-related targets under both commercial agreements. They were $865,000 for the third quarter, compared with $587,000 in the third quarter a year ago. This year, $590,000 of the total incremental award was earned under the ACMI agreement and $275,000 was earned under the Hub Services Agreement. (See “Settlement and Amendments to ACMI and Hub Services Agreements,” below, concerning recent amendments that modify how ABX Air’s mark-ups under the agreements are determined.)

During the second quarter of 2008, ABX Air had 55 DC-9 aircraft in service with DHL. In October, ABX sold DHL fourteen of the DC-9s for $3.7 million under put provisions in the ACMI Agreement. ABX expects to sell up to 40 additional DC-9s to DHL for up to $11.0 million, as they are removed from the DHL network through the first half of 2009.

ATSG Third Quarter 2008 Results	Page 3

In September, at ABX’s request, DHL released one of ABX Air’s Boeing 767s from its U.S. network. That aircraft is being converted to full freighter configuration for deployment with other customers next year. The release of 27 remaining Boeing 767 aircraft currently under the DHL ACMI agreement has not been scheduled.

CAM/Leasing

Pretax earnings from Cargo Aircraft Management (CAM), ATSG’s leasing business, were $4.0 million for the third quarter, based on market-rate leases for freighter aircraft, most of which are deployed with the three ATSG airline businesses. CAM has now placed two 767s aircraft under dry lease arrangements with carriers not under the ATSG umbrella. Two Boeing 767 and one Boeing 757 owned by CAM are being modified to full freighter configurations and are expected to go into service starting later this year or early in 2009. A seven year ACMI agreement is in place for the use of the 757.

CAM is negotiating significant new business opportunities with external customers, principally for long-term leases of Boeing 767 freighters. If completed, those agreements could generate substantial leasing revenue, plus additional revenues from associated aircraft maintenance services.

ACMI Services

Revenues in the third quarter for this segment were $116.9 million, of which $37.4 million stemmed from direct reimbursement of fuel and related items by ACMI and charter customers. The gain from $16.7 million a year earlier reflects greater available freighter capacity and contributions from Air Transport International LLC (ATI) and Capital Cargo International Airlines, Inc. (CCIA), the two cargo airlines of the former CHI. Compared with the second quarter of 2008, third-quarter ACMI Services revenues increased 10 percent, driven by expanded flying for the military.

Pretax earnings from ACMI operations were $890,000 in the third quarter, up from $191,000 in the third quarter a year ago and from a loss of $773,000 in the second quarter this year. Contributions from ATI and CCIA were the principal factors. Results for the third quarter 2008 were negatively impacted by the premature replacement of three aircraft engines for Boeing 727 aircraft operated by CCIA, resulting in a total charge of $585,000.

CCIA’s first Boeing 757 went into ACMI revenue service in July and ATI began 767 service in September. Additionally, ATI’s military business remains very strong. One key military contract that generates approximately $11 million in quarterly revenue was to expire at the end of this year, but has been extended through September 30, 2009.

Other activities and overhead expenses

Revenues from ABX Air’s other, non-DHL operations increased 74 percent to $15.1 million, including sharp increases in aircraft parts and maintenance services, along with full-scale operations at sorting centers that ABX Air manages for the U.S. Postal Service. The operating results of these business activities, combined with non-reimbursed administrative expenses resulted in a pre-tax loss of $231,000 for the quarter, compared to pre-tax earnings of $1.1 million for the corresponding 2007 period. The principal factor was the allocation of $800,000 in corporate overhead not reimbursed by DHL.

ATSG Third Quarter 2008 Results	Page 4

The U.S. Postal Service has awarded ABX a holiday-season contract for management of sorting operations at its center near Dallas, Texas. It is expected to generate fourth-quarter revenues of approximately $1.9 million.

Outlook/Other Items

Future of DHL Relationship

The ACMI Agreement may terminate at DHL’s option on August 15, 2010, while the Hub Services agreement is subject to annual renewals on the same date each year. Both agreements grant DHL substantial flexibility to reduce the scope of services that ABX Air provides to DHL and to terminate them with specified notice.

On November 11, DHL announced that it will no longer offer package delivery services to and from points within the United States after January 2009, but will serve the U.S. market with international delivery services to and from U.S. cities. DHL said that it still intends to pursue replacing ABX Air with UPS as its principal source of U.S. airlift and sorting services, but likely will require support from ABX Air during a transition period lasting through June 2009. The specific level of support required and plan for DHL’s release of aircraft from the ACMI Agreement has not been provided to ABX by DHL.

“While we understand DHL’s situation, we are saddened that its decision will cost the jobs of most of the 7,000 remaining ABX Air employees who have loyally supported DHL in Wilmington and several other locations,” Hete said.

Hete noted that several important transition issues related to the wind-down of services under the DHL agreements, including funding for ABX Air pension plans, remain unresolved. Also, the company must work with both creditors and labor groups to gain the flexibility it needs to implement its post-DHL strategy. If those issues can be resolved promptly, he said, the outlook for ATSG is very positive.

“We are adjusting our business plans to conditions in financial markets and the soft economy. But we are not dialing back our commitment to achieve results in keeping with the high quality assets we control, and the talented people who manage them. As our aircraft are released from DHL service, we will raise cash by selling a number of them back to DHL. Then we will apply those proceeds to convert the 767s we retain from DHL, and deploy them along with the rest of our aircraft under dry lease or ACMI arrangements – whichever generates the greatest return to our shareholders. That’s how we will emerge from this transition as a strong, flexible, and highly competitive global air cargo service company.”

Settlement and Amendments to ACMI and Hub Services Agreements

As previously disclosed, ABX Air and DHL have agreed to amend their ACMI and Hub Services agreements to set all mark-up amounts for the fourth quarter of 2008 and the first quarter of 2009 at levels comparable to those ABX Air earned in the same prior-year quarters. Additionally, a dispute with DHL arising from an arbitration panel’s ruling has been settled, such that ABX Air will retain DHL’s reimbursement of $2.2 million in ABX Air’s legal expenses. And, the companies have agreed to fix ABX Air’s quarterly allocation of overhead expenses not subject to DHL reimbursement at $800,000 through the first quarter of 2009.

“Because a significant portion of our costs to administer DHL’s air transport and package sorting operations are not volume-sensitive, a fixed-dollar markup is essential for us to carry out those responsibilities effectively as the volume in DHL’s domestic network declines,” Hete said. “We believe that the new structure provides us with the opportunity to earn a reasonable return for our

ATSG Third Quarter 2008 Results	Page 5

shareholders on our work for DHL through the current environment. As we announced on Monday, November 10, DHL has agreed to fix the incremental mark-ups under its two commercial agreements with ABX at $11.4 million in the fourth quarter of 2008, and at $5.6 million for the first quarter of 2009.”

Insurance Settlement

On June 28, 2008, one of ABX Air’s Boeing 767 aircraft experienced a fire prior to engine start and was declared a complete loss. It was insured for $30.3 million and has a net book value of $24.4 million as of September 30, 2008. ABX Air expects to record a gain in the fourth quarter of approximately $5.9 million from the receipt of the insurance proceeds in excess of the net book value.

Conference Call

ABX Air will host a conference call to review its financial results for the third quarter of 2008 on November 17 at 10:00 A.M. Eastern time. Participants should dial (888) 713-4214 and international participants should dial (617) 213-4866 ten minutes before the scheduled start of the call and ask for conference ID #17352634. The call will also be webcast live (listen-only mode) via www.abxair.com and www.earnings.com for individual investors and via www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #42388357. The webcast replay will remain available via www.abxair.com and www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (“ATSG’s”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, ABX Air’s ability to maintain cost and service level performance under its ACMI and Hub Services Agreements with DHL, further reductions in the scope of services under those agreements and the rate at which those reductions are made,, the extent to which DHL reimburses ABX Air for costs arising from the termination of services under the ACMI and Hub Services agreements, ATSG’s success in identifying new customers to replace revenues from services terminated by DHL, the continuing availability of sufficient sources of liquidity, and other factors that are contained from time to time in ATSG’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ATSG Third Quarter 2008 Results	Page 6

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
REVENUES	$403,095	$285,964	$1,180,011	$855,323

OPERATING EXPENSES
Salaries, wages and benefits	154,011	147,791	461,779	456,830
Fuel	151,567	66,154	422,739	186,505
Maintenance, materials and repairs	24,052	23,731	78,160	69,276
Depreciation and amortization	24,495	13,502	68,665	38,282
Landing and ramp	7,197	4,380	28,768	18,558
Rent	3,188	2,167	10,064	6,880
Purchased line-haul and yard management	1,433	1,432	4,240	4,649
Other operating expenses	23,066	19,555	67,879	48,787

	389,009	278,712	1,142,294	829,767
INTEREST EXPENSE	(8,609)	(3,736)	(27,681)	(10,302)
INTEREST INCOME	511	1,179	2,030	3,628

INCOME BEFORE INCOME TAXES	5,988	4,695	12,066	18,882
INCOME TAXES	(1,023)	(2,291)	(3,840)	(7,666)

NET EARNINGS	$4,965	$2,404	$8,226	$11,216

EARNINGS PER SHARE
Basic	$0.08	$0.04	$0.13	$0.19

Diluted	$0.08	$0.04	$0.13	$0.19

WEIGHTED AVERAGE SHARES
Basic	62,508	58,288	62,462	58,284

Diluted	62,631	58,750	62,655	58,658

ATSG Third Quarter 2008 Results	Page 7

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$59,234	$59,271
Marketable securities available-for-sale	137	49,636
Accounts receivable, net of allowance of $419 in 2008 and $363 in 2007	29,333	55,339
Inventory	14,039	14,701
Prepaid supplies and other	13,931	19,621
Deferred income taxes	18,311	19,262
Aircraft and engines held for sale	5,765	1,896

TOTAL CURRENT ASSETS	140,750	219,726
Property and equipment, net	700,077	690,813
Other assets	30,151	26,280
Deferred income taxes	10,097	15,794
Intangibles	29,723	31,700
Goodwill	175,363	178,654

TOTAL ASSETS	$1,086,161	$1,162,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$63,438	$76,425
Salaries, wages and benefits	61,470	64,560
Accrued expenses	12,047	11,266
Current portion of long-term obligations	40,858	22,815
Unearned revenue	21,653	21,046

TOTAL CURRENT LIABILITIES	199,466	196,112
Long-term obligations	477,506	567,987
Post-retirement liabilities	185,706	186,338
Other liabilities	8,145	12,527

Commitments and contingencies (Note G)

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 63,325,780 and 62,650,278 shares issued and outstanding in 2008 and 2007, respectively	633	626
Additional paid-in capital	459,894	458,091
Accumulated deficit	(181,318)	(189,544)
Accumulated other comprehensive loss	(63,871)	(69,170)

TOTAL STOCKHOLDERS’ EQUITY	215,338	200,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,086,161	$1,162,967

ATSG Third Quarter 2008 Results	Page 8

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

PRE-TAX EARNINGS SUMMARY

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Revenues:
DHL
ACMI
Base mark-up	$101,358	$108,873	$313,032	$334,760
Incremental mark-up	590	587	1,967	1,724

Total ACMI	101,948	109,460	314,999	336,484
Hub Services
Base mark-up	59,618	73,837	195,262	232,531
Incremental mark-up	275	—	425	—

Total Hub Services	59,893	73,837	195,687	232,531
Other Reimbursable	115,711	77,265	330,223	223,380
Reimbursement reserve	(771)	—	(2,976)	—

Total DHL	276,781	260,562	837,933	792,395
ACMI Services
Charter and ACMI	79,434	16,704	210,691	37,911
Other Reimbursable	37,442	—	106,189	—

Total ACMI Services	116,876	16,704	316,880	37,911
CAM	11,964	—	33,677	—
Other Activities	15,142	8,698	33,095	25,017

Total Revenues	420,763	285,964	1,221,585	855,323
Eliminate internal revenue	(17,668)	—	(41,574)	—

Customer Revenues	$403,095	$285,964	$1,180,011	$855,323

Pre-tax Earnings (Loss):
DHL
ACMI	$2,326	$1,932	$5,721	$6,524
Hub Services	1,349	1,231	3,000	3,859
Other Reimbursable	—	—	—	—

Total DHL	3,675	3,163	8,721	10,383
ACMI Services	890	191	1,206	3,396
CAM, inclusive of interest expense	4,038	—	13,204	—
Other Activities and non-reimbursed overhead	(231)	1,136	(2,253)	3,360
Net non-reimbursed interest income (expense)	(2,384)	205	(8,812)	1,743

Total Pre-tax Earnings (Loss)	$5,988	$4,695	$12,066	$18,882

ATSG Third Quarter 2008 Results	Page 9

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Net Earnings to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
GAAP NET EARNINGS (LOSS)	$4,965	$2,404	$8,226	$11,216
Income Tax Expense	1,023	2,291	3,840	7,666
Interest Income	(511)	(1,179)	(2,030)	(3,628)
Interest Expense	8,609	3,736	27,681	10,302
Depreciation and Amortization	24,495	13,502	68,665	38,282

EARNINGS BEFORE INTEREST, TAXES DEPRECIATION AND AMORTIZATION	$38,581	$20,754	$106,382	$63,838

EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA is defined as income (loss) from operations plus net interest expense, provision for income taxes, depreciation and amortization. The Company’s management uses this adjusted financial measure in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company, including as a measure of liquidity. EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as an alternative measure of liquidity.